                                                                    EXHIBIT 99.2
THE BIBB COMPANY

                       FINANCIAL STATEMENTS AND SCHEDULE
                   AS OF JANUARY 3, 1998, DECEMBER 28, 1996,
                             AND DECEMBER 30, 1995
                         TOGETHER WITH AUDITORS' REPORT

                                THE BIBB COMPANY

                       FINANCIAL STATEMENTS AND SCHEDULE

                      JANUARY 3, 1998, DECEMBER 28, 1996,
                             AND DECEMBER 30, 1995

                               TABLE OF CONTENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

FINANCIAL STATEMENTS

  Balance Sheets--January 3, 1998 and December 28, 1996

  Statements of Operations for the Year Ended January 3, 1998, the Three Months Ended December 28, 1996, the Nine Months Ended September 28, 1996, and the Year Ended December 30, 1995

  Statements of Changes in Stockholders' Equity (Deficit) for the Year Ended January 3, 1998, the Three Months Ended December 28, 1996, the Nine Months Ended September 28, 1996, and the Year Ended December 30, 1995

  Statements of Cash Flows for the Year Ended January 3, 1998, the Three Months Ended December 28, 1996, the Nine Months Ended September 28, 1996, and the Year Ended December 30, 1995

NOTES TO FINANCIAL STATEMENTS

SUPPLEMENTAL SCHEDULE

  Schedule II: Valuation and Qualifying Accounts for the Year Ended January 3,
               1998, the Three Months Ended December 28, 1996, the Nine Months Ended September 28, 1996, and the Year Ended December 30, 1995

  Supplemental schedules other than that listed above are omitted because they are not required or are not applicable, or the information is included in the notes to financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Bibb Company:

  We have audited the accompanying balance sheets of THE BIBB COMPANY (a Delaware corporation) as of January 3, 1998 and December 28, 1996 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996, and the year ended December 30, 1995. These financial statements and the schedule referred to below, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule referred to below, based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bibb Company as of January 3, 1998 and December 28, 1996 and the results of its operations and its cash flows for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996, and the year ended December 30, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 1, the Company's reorganization plan was confirmed by the U.S. Bankruptcy Court on September 12, 1996 and became effective September 27, 1996 (effective September 28, 1996 for financial reporting purposes). In accordance with Statement of Position 90-7 of the American Institute of Certified Public Accountants, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the Company was required to account for the reorganization using fresh start reporting. Accordingly, all financial statements prior to September 28, 1996 are not comparable to the financial statements for periods after the implementation of fresh start reporting.

  Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule included in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 9, 1998

                                THE BIBB COMPANY

                                 BALANCE SHEETS
                     JANUARY 3, 1998 AND DECEMBER 28, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         JANUARY   DECEMBER 28,
                                                         3, 1998       1996
                                                         --------  ------------
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.............................. $    114    $  3,206
 Accounts receivable, net of allowances for doubtful
  accounts, discounts, and claims of $2,686 and $1,588
  as of January 3, 1998 and December 28, 1996,
  respectively..........................................   34,761      55,128
 Inventories............................................   54,305      72,282
 Assets held for sale...................................        0      37,012
 Net assets of discontinued operations..................   12,025           0
 Prepaid expenses and other current assets..............    3,019       2,033
                                                         --------    --------
    Total current assets................................  104,224     169,661
PROPERTY, PLANT, AND EQUIPMENT, NET.....................   62,829      58,642
OTHER ASSETS............................................    2,298       4,397
                                                         --------    --------
                                                         $169,351    $232,700
                                                         ========    ========
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Current maturities of long-term debt................... $  3,617    $  5,237
 Accounts payable.......................................   17,830      36,466
 Accrued payroll and other compensation.................    5,806      14,607
 Accrued interest.......................................       54         681
 Other accrued liabilities..............................    9,049       5,768
                                                         --------    --------
    Total current liabilities...........................   36,356      62,759
                                                         --------    --------
LONG-TERM DEBT, less current maturities.................   74,898      84,093
                                                         --------    --------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, $.01 par value, 5,000,000 shares
  authorized, 0 shares issued and outstanding...........        0           0
 Common stock, $.01 par value; 25,000,000 shares
  authorized; 10,061,576 and 9,986,413 shares issued and
  outstanding as of January 3, 1998 and December 28,
  1996, respectively....................................      101         100
 Additional paid-in capital.............................   88,882      88,348
 Accumulated deficit....................................  (30,886)     (2,540)
 Minimum pension liability adjustment...................        0         (60)
                                                         --------    --------
    Total stockholders' equity..........................   58,097      85,848
                                                         --------    --------
                                                         $169,351    $232,700
                                                         ========    ========


      The accompanying notes are an integral part of these balance sheets.

                                THE BIBB COMPANY

                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 3, 1998,
                   THE THREE MONTHS ENDED DECEMBER 28, 1996,
                   THE NINE MONTHS ENDED SEPTEMBER 28, 1996,
                      AND THE YEAR ENDED DECEMBER 30, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            POST-REORGANIZATION        PRE-REORGANIZATION
                                                                          ------------------------ --------------------------
                                                                                      THREE MONTHS  NINE MONTHS
                                                                          YEAR ENDED     ENDED         ENDED      YEAR ENDED
                                                                          JANUARY 3,  DECEMBER 28, SEPTEMBER 28, DECEMBER 30,
                                                                             1998         1996         1996          1995
                                                                          ----------  ------------ ------------- ------------
NET SALES................................................................ $  248,836   $  63,937     $262,392     $ 389,998
COST OF SALES............................................................    222,620      57,252      239,724       366,040
                                                                          ----------   ---------     --------     ---------
   Gross profit..........................................................     26,216       6,685       22,668        23,958
SELLING AND ADMINISTRATIVE EXPENSES......................................     23,306       7,428       26,002        36,130
NONRECURRING CHARGES.....................................................      4,133           0            0             0
MANAGEMENT FEES TO AFFILIATE.............................................          0           0        1,993         3,368
                                                                          ----------   ---------     --------     ---------
   Operating loss........................................................     (1,223)       (743)      (5,327)      (15,540)
                                                                          ----------   ---------     --------     ---------
OTHER (EXPENSE) INCOME:
 Interest expense:
 Senior and other debt...................................................     (4,743)     (1,074)      (4,850)       (5,627)
 Subordinated bonds......................................................          0           0      (11,151)      (22,299)
                                                                          ----------   ---------     --------     ---------
                                                                              (4,743)     (1,074)     (16,001)      (27,926)
 Interest income from T.B. Wood's Corporation............................          0           0          659         1,172
 Loan fee amortization and related expenses..............................     (1,270)       (235)      (1,928)       (2,486)
 Other, net..............................................................       (162)       (109)       2,660        (2,811)
                                                                          ----------   ---------     --------     ---------
                                                                              (6,175)     (1,418)     (14,610)      (32,051)
                                                                          ----------   ---------     --------     ---------
LOSS BEFORE DISCONTINUED OPERATIONS, REORGANIZATION ITEMS, AND
 EXTRAORDINARY ITEM......................................................     (7,398)     (2,161)     (19,937)      (47,591)
DISCONTINUED OPERATIONS (NET OF TAXES):
 Income (loss) from discontinued napery business.........................     (2,494)         17          N/A           N/A
 Loss from disposal of discontinued napery business......................     (2,832)          0          N/A           N/A
 Loss from discontinued apparel business.................................     (4,422)       (396)         N/A           N/A
 Loss from disposal of discontinued apparel business.....................    (11,200)          0          N/A           N/A
REORGANIZATION ITEMS:
 Professional fees and other expenses....................................          0           0       (1,423)            0
 Adjust accounts to fair value...........................................          0           0        7,921             0
EXTRAORDINARY ITEM, gain on discharge of debt..                                    0           0      111,650             0
                                                                          ----------   ---------     --------     ---------
NET (LOSS) INCOME........................................................ $  (28,346)  $  (2,540)    $ 98,211     $ (47,591)
                                                                          ==========   =========     ========     =========
PER SHARE INFORMATION (1):
 Net loss from continuing operations:
 Basic and diluted....................................................... $    (0.74)  $   (0.22)         N/A           N/A
                                                                          ==========   =========     ========     =========
 Net loss of discontinued operations:
 Basic and diluted....................................................... $    (0.69)  $   (0.04)         N/A           N/A
                                                                          ==========   =========     ========     =========
 Loss from disposal of discontinued operations:
 Basic and diluted....................................................... $    (1.39)  $    0.00          N/A           N/A
                                                                          ==========   =========     ========     =========
 Net loss:
 Basic and diluted....................................................... $    (2.82)  $   (0.25)         N/A           N/A
                                                                          ==========   =========     ========     =========
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic and diluted....................................................... 10,061,576   9,986,413          N/A           N/A
--------------------------------------------------                        ==========   =========     ========     =========

--------------
(1) Share and per share amounts for the nine months ended September 28, 1996 and the year ended December 30, 1995 have not been presented because they are not meaningful due to the implementation of fresh start reporting and the substantial change in the number of shares outstanding subsequent to the consummation of the Plan (Note 1).

       The accompanying notes are an integral part of these statements.

                                THE BIBB COMPANY

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                      FOR THE YEAR ENDED JANUARY 3, 1998,
                   THE THREE MONTHS ENDED DECEMBER 28, 1996,
                   THE NINE MONTHS ENDED SEPTEMBER 28, 1996,
                      AND THE YEAR ENDED DECEMBER 30, 1995
                                 (IN THOUSANDS)



                          COMMON     COMMON                           MINIMUM
                           STOCK      STOCK    ADDITIONAL             PENSION
                         ($.01 PAR  ($.10 PAR   PAID-IN  ACCUMULATED LIABILITY
                          VALUE)     VALUE)     CAPITAL    DEFICIT   ADJUSTMENT  TOTAL
                         ---------  --------- ---------- ----------- ---------- --------
                                               PRE-REORGANIZATION
BALANCE, January 1,
 1995....................   $  0       $ 1     $ 3,427    $(45,514)    $ (39)   $(42,125)
 Net loss................      0         0           0     (47,591)        0     (47,591)
 Net pension liability
  adjustment.............      0         0           0           0      (911)       (911)
                            ----       ---     -------    --------     -----    --------
BALANCE, December 30,
 1995....................      0         1       3,427     (93,105)     (950)    (90,627)
 Net income..............      0         0           0      98,211         0      98,211
 Exercise of options.....      0         0          24           0         0          24
 Loss on related party
  transaction (Note 9)...      0         0      (5,016)          0         0      (5,016)
 Consummation of the re-
  structuring............    100        (1)     85,757           0         0      85,856
 Fresh start equity re-
  classifications........      0         0       4,156      (5,106)      950           0
                            ----       ---     -------    --------     -----    --------
BALANCE, September 28,
 1996....................    100         0      88,348           0         0      88,448

--------------------------------------------------------------------------------

                                              POST-REORGANIZATION
 Net loss................      0         0           0      (2,540)        0      (2,540)
 Net pension liability
  adjustment.............      0         0           0           0       (60)        (60)
                            ----       ---     -------    --------     -----    --------
BALANCE, December 28,
 1996....................    100         0      88,348      (2,540)      (60)     85,848
 Stock issuance..........      1         0         534           0         0         535
 Net loss................      0         0           0     (28,346)        0     (28,346)
 Net pension liability
  adjustment.............      0         0           0           0        60          60
                            ----       ---     -------    --------     -----    --------
BALANCE, January 3,
 1998....................   $101       $ 0     $88,882    $(30,886)    $   0    $ 58,097
                            ====       ===     =======    ========     =====    ========


        The accompanying notes are an integral part of these statements.

                                THE BIBB COMPANY

                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED JANUARY 3, 1998,
                   THE THREE MONTHS ENDED DECEMBER 28, 1996,
                   THE NINE MONTHS ENDED SEPTEMBER 28, 1996,
                      AND THE YEAR ENDED DECEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                             POST-REORGANIZATION       PRE-REORGANIZATION
                                                                           ----------------------- --------------------------
                                                                                      THREE MONTHS  NINE MONTHS
                                                                           YEAR ENDED    ENDED         ENDED
                                                                           JANUARY 3, DECEMBER 28, SEPTEMBER 28, DECEMBER 30,
                                                                              1998        1996         1996          1995
                                                                           ---------- ------------ ------------- ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income........................................................  $(28,346)   $(2,540)     $  98,211     $(47,591)
 Adjustments to reconcile net (loss) income to net cash provided by (used
  in) operating activities:
  Depreciation and amortization...........................................     6,937      2,610          9,582       15,644
  Loan fee amortization and related expenses..............................     1,270        235          1,928        2,486
  Net gain on sale and retirement of assets...............................      (810)       (42)          (377)         (50)
  Net gain on sale of investment..........................................         0          0         (3,949)           0
  Fixed asset valuation adjustments.......................................     4,950          0              0            0
  Interest receivable on note receivable from T.B. Wood's Corporation.....         0          0           (659)      (1,172)
  Changes in operating assets and liabilities, net of reorganization items:
    Restricted cash.......................................................         0          0          7,966       (1,064)
    Accounts receivable...................................................    15,252      5,906        (53,108)      17,148
    Inventories...........................................................    10,491      2,621         (5,252)       6,512
    Assets held for sale..................................................    37,012     (1,383)             0            0
                                                                                   2
    Prepaid expenses and other current assets.............................    (2,343)       129           (255)      (1,772)
    Other noncurrent assets...............................................       735          0              0            0
    Accounts payable and accrued liabilities..............................  (15,283)     (2,491)        16,952       17,215
  Reorganization items:
   Professional fees and other expenses...................................         0          0          1,423            0
   Adjust accounts to fair value..........................................         0          0         (7,921)           0
   Extraordinary gain on discharge of debt................................         0          0       (111,650)           0
                                                                            --------    -------      ---------     --------
     Net cash provided by (used in) operating activities..................    29,865      5,045        (47,109)       7,356
                                                                            --------    -------      ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.....................................................   (28,233)    (1,658)        (2,940)      (5,489)
 Proceeds from sale of fixed assets.......................................     5,556        583            865          249
 Proceeds from the sale of investment.....................................         0          0          4,185            0
 Repayment of note receivable from T.B. Wood's Corporation, net...........         0          0         10,677            0
 Other, net...............................................................         0       (804)        (4,493)      (2,922)
                                                                            --------    -------      ---------     --------
     Net cash (used in) provided by investing activities..................  (22,677)     (1,879)         8,294       (8,162)
                                                                            --------    -------      ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of long-term debt and capital lease obligations...............  $ (3,581)   $(8,035)     $     (60)    $    (64)
 Net (repayments) borrowings of senior debt...............................   (14,873)     7,750         40,485          907
 Borrowings under capital lease obligations...............................     7,639          0              0            0
 Stock issuance...........................................................       535          0              0            0
 Proceeds from exercise of stock options..................................         0          0             24            0
 Loan fees................................................................         0          0         (1,459)           0
                                                                            --------    -------      ---------     --------
     Net cash (used in) provided by financing activities..................   (10,280)      (285)        38,990          843
                                                                            --------    -------      ---------     --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS......................    (3,092)     2,881            175           37
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................     3,206        325            150          113
                                                                            --------    -------      ---------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................................  $    114    $ 3,206      $     325     $    150
                                                                            ========    =======      =========     ========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
 Interest paid............................................................  $  6,459    $ 1,497      $   4,624     $ 10,538
--------------------------------------------------                          ========    =======      =========     ========



        The accompanying notes are an integral part of these statements.

                                THE BIBB COMPANY

                         NOTES TO FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

  The Bibb Company (the "Company") is engaged in the manufacturing and marketing of consumer products for the home, principally sheets, pillowcases, and other bedding accessories, as well as apparel fabrics and other specialty engineered textile products used in making high-pressure hoses and other industrial products. The Company operates manufacturing plants in Georgia, South Carolina, and Virginia and has been engaged in the manufacturing and marketing of textile products since 1876. The Company's major customers are primarily retailers and hose manufacturers located throughout the United States.

  In 1993, the Company entered into an agreement of limited partnership with an affiliate whereby the Company agreed to contribute receivables to BF Funding, L.P. ("BF Funding" or the "Partnership"), a Georgia limited partnership, in exchange for limited partnership interests representing 98.5% of the total capital of BF Funding. The primary purpose of BF Funding was to acquire receivables of the Company which were transferred to a trust and sold to third-party investors. Under the agreement, the profits and losses of BF Funding were allocated in proportion to each partner's share of capital contributions. On July 5, 1996, the Company repurchased the receivables from BF Funding for par plus accrued interest, in the total amount of $50,155,000. The repurchase liquidated the limited partnership interests. The financial statements for the year ended December 30, 1995 include the accounts of the Company and the Partnership.

CONSUMMATION OF THE RESTRUCTURING

  On July 3, 1996, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Court.

  On September 12, 1996, the United States Bankruptcy Court for the District of Delaware issued an order confirming the reorganization plan (the "Plan"). The Plan was consummated on September 27, 1996 (the "Effective Date") (effective September 28, 1996 for financial reporting purposes).

  The consummation of the Plan resulted in, among other things, (i) the discharge of approximately $197 million in long-term debt, including accrued interest, and (ii) the issuance of 9,500,000 shares of common stock to the holders of the 14% and 13 7/8% senior subordinated notes and 500,000 shares to the holders of old common stock. The Plan did not alter, adjust, or reduce the Company's obligations to its other creditors.

  Upon consummation of the Plan, the Company recognized an extraordinary gain on the discharge of debt of approximately $112 million, which represented forgiveness of debt principal and interest, reduced by the estimated fair value of common stock issued to the holders of the 14% and 13 7/8% senior subordinated notes.

  Pursuant to the Plan, the Company obtained financing from lending institutions to repay its senior revolving credit facility (Note 6) and finance additional capital expenditures (the "Loan and Security Agreement"). Under the Loan and Security Agreement, the Company is entitled to make borrowings in the form of a term loan and revolving loans available to the extent that a sufficient borrowing base, calculated based on eligible receivables and inventory, exists.

  As of the Effective Date, in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the Company adopted fresh start reporting (see discussion below).

SALE OF THE TERRY PRODUCTS BUSINESS

  In connection with the restructuring, management approved a plan to sell the Company's terry products business (the "Terry Sale"), which designs and manufactures bath towels and other terry products sold primarily to retail chains, specialty chains, and mass merchants, as well as to hotels, hospitals, and others serving the hospitality market.

  On February 21, 1997, the Company sold the business to WestPoint Stevens, Inc. for approximately $38.8 million.

  Assets included in the Terry Sale are recorded in the balance sheet as of December 28, 1996 as "assets held for sale" based on the net proceeds of the sale, including losses related to the terry products business from December 29, 1996 through February 21, 1997. Terry products business losses for this period have been eliminated from the statement of operations.

  Net sales of the terry products business for the three months ended December 28, 1996 were approximately $20 million. Net losses of the terry products business for the three months ended December 28, 1996 were approximately $1.8 million.

FRESH START REPORTING

  For accounting purposes, the Company assumed that the Plan was consummated on September 28, 1996. Under the principles of fresh start reporting, the Company's reorganization value was allocated to identifiable assets on the basis of their estimated fair values. The total reorganization value assigned to the Company's assets was estimated by calculating projected cash flows before debt service requirements for a four-year period, plus an estimated terminal value of the Company (calculated using a multiple of approximately six on projected earnings before interest, taxes, depreciation, and amortization ("EBITDA")), each discounted back to its present value using a discount rate of 14% (representing the estimated after-tax weighted cost of capital). The above calculations resulted in an estimated reorganization value of approximately $238 million and a resulting $88.4 million of stockholders' equity after deducting current liabilities of approximately $60 million and long-term debt of approximately $90 million.

  As a result of the implementation of fresh start reporting, the financial statements of the Company after the consummation of the Plan are not comparable to the Company's financial statements of prior periods. The effect of the Plan, the reclassification of assets associated with the Terry Sale, and the implementation of fresh start reporting on the Company's balance sheet as of September 28, 1996 was as follows (in thousands) (unaudited):

                            PRE-FRESH   ADJUSTMENTS
                              START      TO RECORD    ASSETS                FRESH START
                          BALANCE SHEET     PLAN       HELD    FAIR VALUE  BALANCE SHEET
                          SEPTEMBER 28, CONFIRMATION FOR SALE  ADJUSTMENTS SEPTEMBER 28,
                              1996          (A)        (B)         (C)         1996
                          ------------- ------------ --------  ----------- -------------
Cash.....................   $     325    $       0   $      0    $     0     $    325
Other current assets.....     148,633            0    (18,646)     8,112      138,099
Assets held for sale.....           0            0     27,574      8,055       35,629
Property, plant, and
 equipment...............      72,129            0     (8,928)    (3,577)      59,624
Other long-term assets...       9,915       (1,628)         0     (3,888)       4,399
Current liabilities,
 excluding current
 maturities of long-term
 debt....................      58,829          403          0        781       60,013
Long-term debt,
 including current
 maturities..............     286,919     (197,304)         0          0       89,615
Stockholders' equity
 (deficit)...............    (114,746)     195,273          0      7,921       88,448

-----------------
(a) To record the forgiveness of debt, the exchange of old subordinated notes, and the issuance of common stock pursuant to the Plan.
(b) To reclassify assets associated with the Terry Sale.
(c) To record the adjustments to state assets and liabilities at their estimated fair value.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The Company's annual reporting period is the 52 or 53-week period ending on the Saturday nearest December 31. The Company's results of operations and cash flows are presented for the year ended January 3, 1998 (53 weeks), the three months ended December 28, 1996 (13 weeks), the nine months ended September 28, 1996 (39 weeks), and the year ended December 30, 1995 (52 weeks).

  For accounting purposes, the Company treated the consummation of the Plan as if it occurred on September 28, 1996. The financial statements as of and for the three months ended December 28, 1996 and the year ended January 3, 1998 are presented for the Company after the consummation of the Plan. As discussed previously, these statements were prepared under the principles of fresh start reporting and are not comparable to the statements of prior periods. Accordingly, a line has been used to separate the financial statements of the Company after the consummation of the Plan from those of the Company prior to the consummation of the Plan.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  The Company considers all short-term deposits with an original maturity of three months or less to be cash equivalents.

INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method except for certain supplies, for which cost is determined using the first-in, first-out ("FIFO") method. Market is defined as net realizable value. Cost includes raw materials, direct labor, and manufacturing overhead. Approximately 96% of total inventories were valued using the LIFO method at January 3, 1998 and December 28, 1996.

PROPERTY, PLANT, AND EQUIPMENT

  As a result of the adoption of fresh start reporting, property, plant, and equipment were adjusted to their estimated fair values as of September 28, 1996 and historical accumulated depreciation was eliminated. Depreciation is provided using the straight-line method over the estimated useful asset lives. Upon implementation of fresh start reporting, existing buildings and improvements are depreciated over a remaining life of 20 years, and existing machinery and equipment is depreciated over a remaining life of 5 years. Buildings and machinery and equipment placed in service subsequent to the implementation of fresh start reporting are depreciated over estimated useful lives of 30 and 15 years, respectively. Leasehold improvements are depreciated over the shorter of the estimated useful asset life or the term of the related lease.

  During 1997, the Company entered into three equipment leases which qualify as capital leases under Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases." Accordingly, the equipment under capital lease obligations has been recorded at the net present value of the estimated minimum required lease payments at the inception of the lease using the Company's incremental borrowing rate.

  Maintenance and repair costs are expensed as incurred, and major renewals and betterments are capitalized. Construction in progress is transferred to machinery and equipment when the asset is complete and placed in service. When property or equipment is retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded in the statement of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

  SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles held and used by a Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable assets held for sale, be reported at the lower of carrying amount or fair value, less cost to sell. The Company adopted SFAS No. 121 during 1996. Impairment losses of $750 were recorded in 1997 related to closed facilities, and no impairment losses were recorded in 1996 (See Note 3).

PENSIONS AND OTHER POSTRETIREMENT BENEFITS

  SFAS No. 87, "Employers' Accounting for Pensions," requires that a company record an additional minimum pension liability to the extent that a company's accumulated pension benefit obligation exceeds the fair value of pension plan assets and accrued pension liabilities. This additional minimum pension liability is offset by an intangible asset, not to exceed prior service costs of the pension plan. Amounts in excess of prior service costs are reflected as a reduction in stockholders' equity. As a result of the adoption of fresh start reporting, all previously unrecognized amounts relating to the projected benefit obligation as of September 28, 1996 were recognized in the nine months ended September 28, 1996.

  Prior to 1993, the Company accounted for retiree health care and life insurance benefits on a pay-as-you-go basis. Effective January 2, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." As a result of the adoption of fresh start reporting, all previously unrecognized amounts relating to the projected benefit obligation as of September 28, 1996 were recognized in the nine months ended September 28, 1996.

STOCK OPTIONS

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value-based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board ("APB") Opinion No. 25. Although Opinion No. 25 has been elected for measurement purposes, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria (See Note
8).

EXTRAORDINARY ITEM

  In connection with the restructuring, as described in Note 1, during the nine months ended September 28, 1996, the Company recorded an extraordinary gain of approximately $111,650,000 on the discharge of debt.

NET LOSS PER SHARE

  Basic loss per share is based on the weighted average number of shares of common stock outstanding, which was 10,061,576 and 9,986,413 for the year ended January 3, 1998 and the three months ended December 28, 1996, respectively. Diluted loss per share is calculated treating all potentially dilutive securities such as stock options as outstanding during the entire period, or from grant date if granted during the period. All such options (744,000 at January 3, 1998 and 200,000 at December 28, 1996) were anti-dilutive for the year ended January 3, 1998, and for the three months ended December 28, 1996, and therefore, were excluded from the earnings per share calculation for such periods.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following summarizes the major methods and assumptions used in estimating the fair values of financial instruments:

  CASH, CASH EQUIVALENTS, AND ACCOUNTS RECEIVABLE

    The carrying amounts approximate fair value due to the short maturity period of these instruments.

  DEBT

    The carrying amounts of the debt under the Loan and Security Agreement and the industrial development revenue bonds approximate fair value based on current interest rates for similar financial instruments.

CERTAIN RISKS

  The Company is subject to certain risks in the ordinary course of business. Among those is the risk of an increase in cotton prices that significantly affects the cost of production and cash flows. Historically, the Company has been able to pass on a portion of any such price increases to its customers.

  The Company is self-insured for worker's compensation liability in the state of Georgia, and was previously self-insured in North Carolina, through November 1997. Provisions for losses expected under these self-insurance programs are recorded based on the Company's estimates of the aggregate liability for claims incurred. These estimates utilize the Company's prior experience. The total estimated liability for these losses at January 3, 1998 and December 28, 1996 was approximately $1,646,000 and $2,300,000, respectively, and is included in other accrued liabilities in the accompanying balance sheets.

RECENT ACCOUNTING PRONOUNCEMENTS

  In July 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income ("SFAS No. 130"), which establishes standards for reporting and display of "comprehensive income," which is the total of net income and all other non-owner changes in stockholder's equity, and its components. The Company is in the process of evaluating SFAS No. 130 and its impact and will adopt the standard in the first quarter of its 1998 fiscal year.

  In July 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131, which supersedes SFAS No. 14, 18, 24, and 30, establishes new standards for segment reporting, using the "management approach," in which reportable segments are based on the same criteria on which management disaggregates a business for making operating decisions and assessing performance. The Company is in the process of evaluating SFAS No. 131 and its impact and will adopt the standard for its 1998 fiscal year.

RECLASSIFICATIONS

  Certain prior year amounts have been reclassified in order to conform to the current year presentation.

3. DISCONTINUED OPERATIONS

  In December 1997, the Company sold its napery business, which consisted of the manufacturing and marketing of damask table linen products serving the hospitality market (the "Napery Business"), and related inventory, to Mount Vernon Mills, Inc. In connection therewith, the Company has closed its Roanoke Rapids, North Carolina napery manufacturing plant and will actively seek a buyer. The Company classified the assets of the Napery Business as of January 3, 1998 as net assets of discontinued operations, and the results of operations of the Napery Business are excluded from the Company's continuing operations.

  In December 1997, the Company announced that it intends to exit the apparel business, which consisted of the manufacturing and marketing of apparel fabrics, principally chambray, sold primarily to converters (the "Apparel Business") during the first quarter of 1998. As a result, the Company announced that its Columbus, Georgia apparel manufacturing facility will be closed during the first quarter of 1998. The assets of the Apparel Business will be liquidated subsequent to cessation of operations. The Company classified the assets, except for real estate, of the Apparel Business as net current assets of discontinued operations, and the results of operations for the Apparel Business are excluded from the Company's continuing operations.

  The table below sets forth net sales and income (loss) of the discontinued Apparel Business and the discontinued Napery Business (in thousands):

                                               FOR THE YEAR       FOR THE THREE
                                             ENDED JANUARY 3,     MONTHS ENDED
                                                   1998         DECEMBER 28, 1996
                                             -----------------  -----------------
                                              NAPERY  APPAREL    NAPERY  APPAREL
                                             BUSINESS BUSINESS  BUSINESS BUSINESS
                                             -------- --------  -------- --------
   Net sales................................  $7,545  $23,731    $2,766   $7,471
   Income (loss)............................  (2,494)  (4,422)       17     (396)


  Income (loss) reflected above includes interest expense of $320 and $704 for Napery and Apparel, respectively, for the year ended January 3, 1998, and $75 and $170 for Napery and Apparel, respectively, for the three months ended December 28, 1996. Such interest expense has been allocated based on the net assets of the respective discontinued businesses, applying the Company's incremental borrowing rate. Estimated losses on disposal of discontinued businesses exclude an interest allocation.

  Net assets of discontinued operations at January 3, 1998 are set forth below (in thousands):

                                                      NAPERY   APPAREL   TOTAL
                                                      -------  -------  -------
   Accounts receivable, net.......................... $   815  $ 4,300  $ 5,115
   Inventory.........................................       0    7,486    7,486
   Property, plant and equipment, net................   2,237    6,627    8,864
   Accounts payable and accrued liabilities..........  (1,684)  (4,700)  (6,384)
   Reserve for future claims.........................    (100)    (225)    (325)
   Reserve for future severance......................  (1,031)  (1,150)  (2,181)
   Reserve for future overhead costs.................    (200)    (350)    (550)
                                                      -------  -------  -------
                                                      $    37  $11,988  $12,025
                                                      =======  =======  =======


4. INVENTORIES

  The major categories of inventories, exclusive of apparel inventory discussed above, as of January 3, 1998 and December 28, 1996 are as follows
(in thousands):

                                                         JANUARY 3, DECEMBER 28,
                                                            1998        1996
                                                         ---------- ------------
   Raw materials and supplies...........................  $ 7,713     $ 9,018
   Work in process......................................   24,308      33,463
   Finished goods.......................................   22,238      29,517
                                                          -------     -------
       Total at FIFO cost...............................   54,259      71,998
   Excess of LIFO cost over FIFO cost...................       46         284
                                                          -------     -------
       Total at LIFO cost...............................  $54,305     $72,282
                                                          =======     =======


  Substantially all inventories are pledged as collateral under the Loan and Security Agreement (Note 6).

5. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment, exclusive of items related to the discontinued apparel and napery businesses discussed above, as of January 3, 1998 and December 28, 1996 are as follows (in thousands):

                                                         JANUARY 3, DECEMBER 28,
                                                            1998        1996
                                                         ---------- ------------
   Machinery and equipment..............................  $27,853     $33,987
   Land, buildings, and improvements....................   22,348      24,316
   Construction in progress.............................   18,609       2,438
                                                          -------     -------
                                                           68,810      60,741
   Less accumulated depreciation........................    5,981       2,099
                                                          -------     -------
                                                          $62,829     $58,642
                                                          =======     =======


  Substantially all property, plant, and equipment are pledged as collateral under the Loan and Security Agreement (Note 6).

6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Long-term debt and capital lease obligations as of January 3, 1998 and December 28, 1996 consisted of the following (in thousands):

                                                        JANUARY 3, DECEMBER 28,
                                                           1998        1996
                                                        ---------- ------------
   Line of credit under Loan and Security Agreement....  $58,615     $71,154
   Term loan under Loan and Security Agreement.........   12,308      14,644
   Capital lease obligations...........................    7,162           0
   Industrial development revenue bonds................        0       3,000
   Other...............................................      430         532
                                                         -------     -------
                                                          78,515      89,330
   Less current maturities.............................    3,617       5,237
                                                         -------     -------
                                                         $74,898     $84,093
                                                         =======     =======


  Annual maturities of long-term debt and capital lease obligations are as follows (in thousands):

   1998................................................................ $ 3,617
   1999................................................................  70,509
   2000................................................................   1,867
   2001................................................................   2,070
   Thereafter..........................................................   2,086
                                                                        -------
                                                                         80,149
   Less amounts representing interest..................................  (1,634)
                                                                        -------
       Total........................................................... $78,515
                                                                        =======


LOAN AND SECURITY AGREEMENT

  As part of the Plan, the Company obtained financing from lending institutions to repay the old senior revolving credit facility and finance additional capital expenditures. Under the Loan and Security Agreement, as amended, the Company is entitled to borrow up to a maximum of $75 million. Borrowings in the form of a term loan of $25 million and in the form of revolving loans are only available to the extent that a sufficient borrowing base, calculated on eligible receivables and inventory, exists. Borrowings under this credit facility bear interest at prime rate, as defined, (8.5% at January 3, 1998) plus 1%, or, at the Company's option, the Adjusted Eurodollar Rate, as defined, (5.9% at January 3, 1998) plus 3%. This credit agreement is for a minimum of three years, subject to one-year extensions unless terminated by the lenders or the Company. Substantially all of the Company's assets are pledged as collateral under the Loan and Security Agreement.

         The agreement contains restrictive financial and other covenants, including maintaining certain levels of tangible net worth and working capital, as defined, as well as restrictions on the incurrence of indebtedness, liens, mergers, acquisitions, asset sales, capital expenditures, and dividends, among others. The annual interest rate will be reduced by up to a maximum of one-half of 1% if certain financial performance requirements in the Loan and Security Agreement are met. In addition, the Company pays an annual service fee of $100,000, a monthly facility fee of one-half of 1% per annum of the average daily unused portion of the facility and a monthly letter of credit fee of 2.5% per annum of the daily outstanding balance of each letter of credit.

         Financing fees incurred associated with the Loan and Security Agreement, as amended, were approximately $3,668,000, and are being amortized over the term of the agreement.

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT

         Effective March 6, 1998, the Company entered into a new amendment to the Loan and Security Agreement, significant provisions of the new amendment are as follows:

         (i) increase of the term loan to $21.3 million, (ii) extension of the renewal date from September 16, 1999 to November 1, 2000, (iii) reduction of the tangible net worth covenant from a minimum of $70 million to a minimum of $50 million, (iv) reduction of the prepayment fees for replacing the credit agreement after September 16, 1998, from $575,000 to $300,000, and (v) reduction of the revolving loan limit to $60 million.

         As of March 9, 1998, the Company had the ability to borrow an additional $6 million under the revolver associated with the Loan and Security Agreement, as amended.

INDUSTRIAL DEVELOPMENT REVENUE BONDS

         Industrial development revenue bonds were issued and sold to refinance the purchase of certain plants from WestPoint Stevens, Inc. These bonds were backed by letters of credit issued under the old senior revolving credit facility in the amount of approximately $11,141,000, including interest. The bonds' maturity dates were December 2003 and October 2004.

         In January 1996, the Company closed the plants that were purchased in connection with the issuance of the industrial development revenue bonds. On December 10, 1996 and February 3, 1997, the Company redeemed the bonds for $8,000,000 and $3,000,000, respectively.

7. INCOME TAXES

         Prior to September 28, 1996, the Company was an S corporation and was generally not subject to corporate-level taxes on its net income because such income was attributed to the Company's stockholders and taxes on such income was directly payable by them. Effective and pursuant to the Plan, the Company became a C corporation for income tax purposes.

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income taxes also reflect the value of net operating losses and an offsetting valuation allowance. There was no net income tax expense or benefit recorded in the year ended January 3, 1998 or the three months ended December 28, 1996.

         A reconciliation of differences between the statutory U.S. federal income tax rate and the Company's effective tax rate for the year ended January 3, 1998 and the three months ended December 28, 1996 are as follows (in thousands):



                                                                   THREE MONTHS
                                                        YEAR ENDED    ENDED
                                                        JANUARY 3, DECEMBER 28,
                                                           1998        1996
                                                        ---------- ------------
   Income tax benefit at federal statutory income tax
    rate..............................................   $  9,638     $ 864
   State income taxes, net of federal income tax bene-
    fit...............................................      1,134       101
   Other, net.........................................          0         2
   Change in valuation allowance......................    (10,772)     (967)
                                                         --------     -----
   Income tax benefit.................................   $      0     $   0
                                                         ========     =====

         Under federal income tax laws, the Company was not required to include in its federal taxable income any gain on the discharge of debt pursuant to the Plan. Accordingly, no income taxes have been provided on the $112 million extraordinary gain on discharge of debt in the statement of operations for the nine months ended September 28, 1996.

         SFAS No. 109 requires that a valuation allowance be recorded against deferred tax assets which are not likely to be realized. The Company's utilization of net operating losses carried forward may be limited to specific amounts each year. However, due to the uncertain nature of their ultimate realization based upon past performance, the Company has established a valuation allowance against these carryforward benefits and will recognize the benefits only when a reassessment demonstrates they are realizable. Realization is entirely dependent upon future earnings. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense.

         Components of the net deferred income tax asset at January 3, 1998 and December 28, 1996 are as follows (in thousands):


                                                         JANUARY 3, DECEMBER 28,
                                                            1998        1996
                                                         ---------- ------------
   Deferred tax liabilities:
    Property and depreciation...........................  $     0     $   927
    Inventory valuation.................................    2,367       1,808
    Other...............................................    2,126         495
                                                          -------     -------
       Total deferred tax liabilities...................    4,493       3,230
                                                          -------     -------
   Deferred tax assets:
    Property and depreciation...........................    9,089           0
    Operating loss carryforwards........................    4,825       2,222
    Allowance for doubtful accounts.....................    1,545       3,109
    Self-insurance reserves.............................    3,734       1,820
    Salary-related accruals.............................    1,447       2,003
    Other...............................................        0       2,542
                                                          -------     -------
       Total deferred tax assets........................   20,640      11,696
                                                          -------     -------
   Net deferred tax asset...............................   16,147       8,466
   Less valuation allowance.............................   16,147       8,466
                                                          -------     -------
                                                          $     0     $     0
                                                          =======     =======

8. BENEFIT PLANS

         Pursuant to the Plan, all stock option agreements related to the old common stock of the Company were effectively terminated.

         The Company maintains an incentive compensation plan for its salaried employees, which provides for incentive awards based on certain levels of earnings. The amounts awarded under the plan and charged to expense in the accompanying statements of operations were $350,000 for the year ended January 3, 1998 and $0 for the three months ended December 28, 1996, the nine months ended September 28, 1996 and the year ended December 30, 1995.

         The Company maintains a separate defined contribution 401(k) profit-sharing plan covering substantially all hourly and salaried employees. Under this plan, the Company contributes a specified percentage of each eligible employee's contributions. Amounts contributed under the plan were approximately $586,000 for the year ended January 3, 1998, $196,000 for the three months ended December 28, 1996, $506,000 for the nine months ended September 28, 1996, and $786,000 for the year ended December 30, 1995.

         The Company also maintains an executive deferred compensation plan under which eligible executives may elect to defer up to 50% of their compensation. Amounts deferred are paid to the executives or their beneficiaries following retirement, termination, or death. A liability for amounts deferred under this plan of approximately $2,395,000 and $2,814,000 at January 3, 1998 and December 28, 1996, respectively, is included in accrued payroll and other compensation in the accompanying balance sheets.

         On September 27, 1996, September 30, 1997, and December 8, 1997, the Company granted 200,000, 404,000, and 20,000 stock options, respectively, related to the new common stock to employees of the Company. The option prices of $7.10, $7.25, and $6.81 per share represented the Board's estimates of the approximate fair values of the common stock at these times. The shares are exercisable beginning one year after the date granted.

         On September 30, 1997, the Company granted 120,000 stock options related to the new common stock to nonemployee directors of the Company at an option price of $7.25 per share. The shares are exercisable beginning one year after the date granted.

         During 1996 and 1997, no options related to the new common stock were exercised, cancelled, or forfeited.

         The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the stock options granted. Had compensation cost for the Company's stock options granted been determined consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below for the year ended January 3, 1998, and the three months ended December 28, 1996 (in thousands, except share data):


                                                                    THREE MONTHS
                                                         YEAR ENDED    ENDED
                                                         JANUARY 3, DECEMBER 28,
                                                            1998        1996
                                                         ---------- ------------
   Net loss, as reported................................  $(28,346)   $(2,540)
   Net loss, pro forma..................................   (28,737)    (2,608)
   Net loss per share, as reported:
    Basic and diluted...................................  $  (2.82)   $ (0.25)
   Net loss per share, pro forma:
    Basic and diluted...................................     (2.86)     (0.26)

         The assumption for the stock options issued to employees on September 27, 1996 and December 8, 1997 was that 33% of the options vested each year over a three-year period from the dates of the grants. The assumption for the stock options issued on September 30, 1997 was that 33% of the options vested over the first nine months from the date of grant, and 33% each year thereafter. The fair values of options granted are estimated on the dates of the grants using the Black-Scholes option-pricing model with the following assumptions for 1997 and 1996: dividend yield and forfeiture rate of 0%; expected volatility of 30% and 35%, respectively; risk free interest rate of 5.88% and 6.58%, respectively; and expected life of three years and five years, respectively.

POSTRETIREMENT BENEFITS

         The Company provides reduced life insurance benefits to retired employees who were employed prior to January 1, 1974. On January 3, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires that the expected cost of these benefits be charged to expense during the years that the employees render service. This was a change from the Company's prior policy of recognizing postretirement benefits on a cash basis. Based on actuarial estimates using currently available data, the postretirement benefit obligation at January 3, 1993, measured in accordance with SFAS No. 106, was approximately $2,400,000. The Company elected to amortize the obligation over a 10.5-year period, the average remaining life expectancy of the participants, beginning January 3, 1993. The Company recognized the unamortized transition obligation associated with the adoption of SFAS No. 106 in the nine months ended September 28, 1996 as a result of the implementation of fresh start reporting.

         Components of the net periodic postretirement benefit cost for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996, and the year ended December 30, 1995, are as follows (in thousands):

                                                                                      THREE MONTHS  NINE MONTHS
                                                                           YEAR ENDED    ENDED         ENDED      YEAR ENDED
                                                                           JANUARY 3, DECEMBER 28, SEPTEMBER 28, DECEMBER 30,
                                                                              1998        1996         1996          1995
                                                                           ---------- ------------ ------------- ------------

   Interest cost on accumulated postretirement benefit obligation.........    $109        $32         $   96         $146
   Amortization of transition benefit.....................................       0          0            172          229
   Recognition of transition obligation...................................       0          0          1,543            0
                                                                              ----        ---         ------         ----
                                                                              $109        $32         $1,811         $375
   --------------------------------------------------
                                                                              ====        ===         ======         ====

         The accumulated postretirement benefit obligation was determined using a discount rate of 7.5%.

PENSION PLAN

         The Company maintains a noncontributory defined benefit pension plan covering substantially all of its hourly employees. The benefits under the plan are based on years of service during which the employees participate in the plan. The Company's funding policy is to contribute an amount based on actuarially determined values required to sustain the plan on a sound financial basis.

         The Company recognized previously unrecognized and deferred items such as the net transition obligation, prior service cost, and (gains) losses in the nine months ended September 28, 1996 as a result of the implementation of fresh start reporting.

         Components of the net periodic pension cost for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996, and the year ended December 30, 1995 are as follows (in thousands):


                                                                                      THREE MONTHS  NINE MONTHS      YEAR
                                                                           YEAR ENDED    ENDED         ENDED        ENDED
                                                                           JANUARY 3, DECEMBER 28, SEPTEMBER 28, DECEMBER 30,
                                                                              1998        1996         1996          1995
                                                                           ---------- ------------ ------------- ------------

   Service cost--benefits earned during the period........................    $856        $284        $  853        $1,358
   Actual return on plan assets...........................................    (720)        (66)         (200)         (423)
   Interest cost on projected benefit obligation..........................     721         156           468           419
   Net amortization and deferral..........................................       0           0            17            73
   Recognition of deferred items..........................................       0           0           985             0
                                                                              ----        ----        ------        ------
   Net periodic pension cost..............................................    $857        $374        $2,123        $1,427
   --------------------------------------------------
                                                                              ====        ====        ======        ======

         The plan's funded status and amounts recognized in the accompanying balance sheets are as follows (in thousands):



                                                        JANUARY 3, DECEMBER 28,
                                                           1998        1996
                                                        ---------- ------------
   Accrued pension cost:
    Accumulated and projected benefit obligation, in-
     cluding vested benefits of $9,071 and $7,323 for
     fiscal years 1997 and 1996, respectively..........   $9,767      $7,969
      Less plan assets at fair value...................   (9,781)     (7,015)
                                                          ------      ------
   Projected benefit obligation (less than) in excess
    of plan assets.....................................      (14)        954
   Unrecognized net loss...............................     (714)        (60)
   Adjustment required to recognize minimum liability..        0          60
                                                          ------      ------
   (Prepaid) accrued pension...........................   $ (728)     $  954
                                                          ======      ======

         The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation in fiscal years 1997 and 1996 was 7.5% and 8.25%, respectively. The expected long-term rate of return on assets used for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996, and the year ended December 30, 1995 was 9%.

9. TRANSACTIONS WITH AFFILIATES

         In 1996, the Company received approximately $10,700,000 in consideration for a related party subordinated promissory note and recorded a loss, reflected in additional paid-in capital, of $5,016,000.

         Pursuant to a management services agreement dated April 1, 1989, The NTC Group, Inc. ("NTC") provided certain management, corporate development, and financial consulting services to the Company. The management services agreement provided that NTC receive a management fee equal to the lesser of 2% of the Company's average equity book value plus interest-bearing debt, as defined, or $4,000,000. The Company incurred expenses of $1,993,000 and $3,368,000 for the nine months ended September 28, 1996 and for the year ended December 30, 1995, respectively, which is shown as management fees to affiliate in the accompanying statements of operations. Pursuant to the Plan, $1,830,000 of accrued management fees were forgiven by NTC as of September 28, 1996, and the management services agreement was terminated.

10. SIGNIFICANT CUSTOMERS

         The Company's ten largest customers accounted for less than 40% of net sales for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996, and the year ended December 30, 1995. Of these, one customer accounted for approximately 12.3% of total net sales for the three months ended December 28, 1996, 12.3% for the nine months ended September 28, 1996, and 11.5% for the year ended December 30, 1995. For the year ended January 3, 1998, no single customer accounted for more than 7% of total net sales.

11. COMMITMENTS AND CONTINGENCIES

LITIGATION

         The Company is subject to certain legal actions arising in the ordinary course of its business. In management's opinion, the outcome of these actions will not have a material adverse effect on the Company's financial position or results of operations.

ENVIRONMENTAL MATTERS

         The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by Superfund Amendments and Reauthorization Act of 1986 ("CERCLA") (commonly known as Superfund), provides for responses to and liability for releases of hazardous substances into the environment. These obligations are imposed on the current owner or operator of a facility, the owner or operator of a facility at the time of the disposal of hazardous substances at the facility, on anyone who arranged for the treatment or disposal of hazardous substances at the facility, and on any person who accepted hazardous substances for transport to a facility selected by such person. Generally, liability to the government under CERCLA is joint and several.

         The Company has been named as one of approximately 180 third-party defendants in connection with litigation relating to the Keystone Sanitary Landfill (located in Adams County, Pennsylvania), a federal Superfund matter. The Company is alleged to have disposed of 1,800 cubic yards of material at this site. The United States Environmental Protection Agency reportedly has estimated the total volume of wastes allegedly disposed of at the site by viable potentially responsible parties to be in excess of a half a million cubic yards. The Company disputed its allocated volume, and the toxicity of its waste. On October 20, 1997, the Company entered into a Consent Decree along with approximately 140 other defendants. It is anticipated that the Consent Decree will be entered by the United States District Court for the Middle District of Pennsylvania. If entered, the Consent Decree should satisfy any liability that the Company has in this litigation. The Company believes that its maximum exposure is less than $5,000.

         The Company has not accrued for any material environmental liabilities as of January 3, 1998, due to management's belief that an unfavorable outcome from the ongoing proceedings would not have a material adverse effect on the Company's financial position or results of operations. However, the Company has budgeted and expects to incur approximately $1.2 million in environmental capital expenditures in fiscal year 1998 for the continued construction of new wastewater treatment facilities at the Brookneal, Virginia plant to comply with a Special Order on Consent with the Virginia Water Control Board.

LEASES

         The Company leases office space, office equipment, and other items under noncancelable operating leases. Rental expense under these noncancelable operating leases was approximately $6,194,000 for the year ended January 3, 1998, $2,426,000 for the three months ended December 28, 1996, $7,279,000 for the nine months ended September 28, 1996, and $9,407,000 for the year ended December 30, 1995.

         At January 3, 1998, future minimum lease payments under noncancelable operating leases are as follows (in thousands):


   1998.................................................................. $3,088
   1999..................................................................  2,214
   2000..................................................................  1,341
   2001..................................................................    306
   2002..................................................................    176
                                                                          ------
                                                                          $7,125
                                                                          ======

OTHER


         The Company had contractual commitments to make minimum guaranteed payments under various product licensing agreements expiring through December 31, 2000 of approximately $2,864,000. These commitments are not expected to result in future losses.

12. NONRECURRING CHARGES

         During 1997, the Company incurred $4.1 million in operating charges of a nonrecurring nature relating to losses to be incurred under a sublease agreement, severance, impairment of previously closed manufacturing facilities (Rockingham, North Carolina and Abbeville, South Carolina) and losses associated with the Terry Division, subsequent to its sale.

                                THE BIBB COMPANY


                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED JANUARY 3, 1998,
                   THE THREE MONTHS ENDED DECEMBER 28, 1996,
                   THE NINE MONTHS ENDED SEPTEMBER 28, 1996,
                      AND THE YEAR ENDED DECEMBER 30, 1995
                                 (IN THOUSANDS)



                                                     ADDITIONS
                                              ------------------------
                               BALANCE AT     CHARGED TO      CHARGED                    BALANCE
                               BEGINNING      COSTS AND       TO OTHER                   AT END
                               OF PERIOD       EXPENSES       ACCOUNTS   DEDUCTIONS*    OF PERIOD
                              -----------     ----------     ---------   -----------    ----------
YEAR ENDED JANUARY 3,
 1998:
 Allowance for doubtful
  accounts, discounts, and
  claims .....................  $1,588       $  465           $2,288       $ (1,655)      $2,686
THREE MONTHS ENDED DECEM-
 BER 28, 1996:
 Allowance for doubtful
  accounts, discounts, and
  claims .....................       0          191            1,397              0        1,588
NINE MONTHS ENDED SEPTEM-
 BER 28, 1996:
 Allowance for doubtful
  accounts, discounts, and
  claims .....................   5,134        2,388            2,785        (10,307)           0
YEAR ENDED DECEMBER 30,
 1995:
 Allowance for doubtful
  accounts, discounts, and
  claims .....................   4,667          491            8,363         (8,387)       5,134

--------
* Deductions represent the write-off of uncollectable receivables, net of recoveries, and for the nine months ended September 28, 1996, the write-off of the allowance account in order to state accounts receivable at fair value in accordance with fresh start reporting.